Schedule 99.9

Agreement of Joint Filing

The undersigned hereby agree that the Statement on Schedule 13D, dated July 2, 2007 (“Statement”), with respect to the Ordinary Shares par value NIS 0.0001 per share, of Taro Pharmaceutical Industries Ltd. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d 1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 2 day of July, 2007.

SUN PHARMACEUTICAL INDUSTRIES LTD.

/s/ Dilip S. Shanghvi
Signature

Mr. Dilip S. Shanghvi Chairman & Managing Director
Name/Title

SUN PHARMA GLOBAL, INC. (BVI).

/s/ Sunil Gandhi
Signature

Mr. Sunil Gandhi Director
Name/Title

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LIMITED.

/s/ Harin Mehta
Signature

Mr. Harin Mehta Director
Name/Title